Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-174456) of Snap Interactive, Inc., of our report dated March 14, 2013, with respect to the consolidated financial statements of Snap Interactive, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/S/ ERNST & YOUNG LLP

New York, New York
March 14, 2013